Exhibit 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Bravo! Foods International Corp.
North Palm Beach, Florida


We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 14, 2003, relating to the consolidated financial statements of Bravo! Foods International Corp., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP

BDO Seidman, LLP
Los Angeles, California

June 3, 2004